Exhibit 12 (a)

                      GENERAL ELECTRIC CAPITAL CORPORATION
                           AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges



                                                                       Years ended December 31
                                                   ------------------------------------------------------------------
  (Dollars in millions)                                2000         1999          1998         1997         1996
                                                   ------------- ------------ -------------------------- ------------
  Net earnings ....................................$    4,289     $   4,208   $    3,374   $    2,729    $    2,632
  Provision for income taxes ......................     1,555         1,553        1,185          997         1,172
  Minority interest ...............................        86            68           49           40            86
                                                   ------------- ------------ -------------------------- ------------
  Earnings before income taxes and minority
   interest .......................................     5,930         5,829        4,608        3,766         3,890
                                                   ------------- ------------ -------------------------- ------------
  Fixed charges:
   Interest .......................................    10,763         9,183        8,772        7,440         7,114
   One-third of rentals ...........................       381           345          289          240           177
                                                   ------------- ------------ -------------------------- ------------
  Total fixed charges .............................    11,144         9,528        9,061        7,680         7,291
                                                   ------------- ------------ -------------------------- ------------
  Less interest capitalized, net of amortization ..      (121)          (87)         (88)         (52)          (41)
                                                   ------------- ------------ -------------------------- ------------
  Earnings before income taxes and minority
   interest plus fixed charges .................... $  16,953     $  15,270    $  13,581    $  11,394     $  11,140
                                                   ============= ============ ========================== ============

  Ratio of earnings to fixed charges ..............      1.52         1.60          1.50         1.48         1.53
                                                   ============= ============ ========================== ============
